UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Garden Fresh Restaurant Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GARDEN FRESH RESTAURANT CORP. ANNOUNCES RECEIPT OF DEBT AND

EQUITY COMMITMENT LETTERS IN CONNECTION WITH THE PENDING $16.35

PER SHARE MERGER WITH GF HOLDINGS, INC.

SAN DIEGO, California – December 16, 2003 - Garden Fresh Restaurant Corp. (NASDAQ:LTUS), operator of the Souplantation and Sweet Tomatoes restaurants, has announced that on December 15, 2003, it received the fully executed and accepted debt and equity commitment letters from GF Holdings, Inc. contemplated by the previously announced amendment to their merger agreement dated November 21, 2003. The amendment to the merger agreement had provided Garden Fresh with a right to terminate the merger agreement if these commitment letters had not been delivered by December 15, 2003.

The commitment letters collectively evidence commitments for all senior debt financing, mezzanine debt financing and sale/leaseback financing necessary to consummate the proposed merger. These new commitment letters supercede the commitment letters previously provided by GF Holdings in connection with the execution of the original merger agreement on September 29, 2003.

The senior debt financing commitment has been provided by Fleet National Bank and provides for a combination of a revolving credit facility and term loans in the aggregate amount of $64 million. The mezzanine debt financing commitment has been provided by a major institutional investor and provides for senior subordinated notes in an amount of up to $26 million. The sale/leaseback financing commitment has been provided by CNL Restaurant Capital, LP, and provides for up to $46 million of sale/leaseback financing.

In addition to the commitment letters described above, GF Holdings has also delivered a fully executed and accepted equity commitment letter from Centre Partners Management LLC, in which Centre Partners Management LLC has agreed to provide an amount of equity capital for the merger that satisfies the condition set forth in the previously announced amendment to the merger agreement. Centre Partners’ obligation to provide such equity financing is conditioned upon, among other things, receipt of the senior debt financing, the mezzanine debt financing and the sale/leaseback financing on terms no less favorable than (as determined in Centre Partners’ discretion), and in amounts not less than, the respective terms and amounts specified in the commitment letters from Fleet National Bank, the major institutional investor and CNL Restaurant Capital, LP, as described above.

With the receipt of the commitment letter from Centre Partners, Garden Fresh believes the entire equity amount necessary to consummate the merger is now committed, subject to the respective conditions to funding contained in the commitment letters.

The transaction remains subject to a condition that the aggregate proceeds of the financings contemplated by the senior debt, mezzanine and sale/leaseback financing commitments described above be available to GF Holdings at the closing, as well as other customary closing conditions, including the approval of the merger by Garden Fresh’s stockholders.

On December 3, 2003, Garden Fresh filed with the Securities and Exchange Commission a preliminary proxy statement relating to the solicitation of stockholder approval for the merger, together with a Schedule 13e-3, and the Securities and Exchange Commission is currently reviewing these filings. Garden Fresh is also filing copies of the commitment letters announced in this release with the Securities and Exchange Commission. In addition, Garden Fresh intends to file in the next week an amended preliminary proxy statement and an amended Schedule 13e-3 which will reflect the financing terms contemplated by the commitment letters announced in this release.

About Garden Fresh

Garden Fresh Restaurant Corp. currently operates 97 salad buffet restaurants in California, Florida, Arizona, Colorado, Georgia, Illinois, Kansas, Missouri, Nevada, New Mexico, North Carolina, Oregon, Texas, Utah and Washington under the names Souplantation and Sweet Tomatoes. Its restaurants offer an abundance of fresh, quality salad selections, soups, bakery items, pastas and desserts in a self-serve format. For more information about the company, see Garden Fresh’s website located at www.gardenfreshcorp.com

GARDEN FRESH AND CERTAIN OF ITS DIRECTORS AND OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING OF STOCKHOLDERS RELATING TO THE AMENDED MERGER AGREEMENT. GARDEN FRESH WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAIL TO ITS STOCKHOLDERS A DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS. THE DEFINITIVE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PARTICIPANTS IN THE SOLICITATION AND OTHER IMPORTANT INFORMATION ABOUT THE AMENDED MERGER AGREEMENT AND THE PROPOSED MERGER. GARDEN FRESH WILL ALSO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AN AMENDED TRANSACTION STATEMENT ON SCHEDULE 13E-3 RELATING TO THE PROPOSED MERGER.

STOCKHOLDERS OF GARDEN FRESH ARE ADVISED TO READ GARDEN FRESH’S DEFINITIVE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF GARDEN FRESH MAY OBTAIN, FREE OF CHARGE ONCE THEY BECOME AVAILABLE, COPIES OF GARDEN FRESH’S DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED BY GARDEN FRESH WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE INTERNET WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV. THESE DOCUMENTS MAY ALSO BE OBTAINED FREE OF CHARGE BY CALLING INVESTOR RELATIONS AT GARDEN FRESH AT 858-675-1600.

Forward-looking Information

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Certain statements in this news release for Garden Fresh Restaurant Corp., including statements regarding the proposed merger are forward-looking and may involve a number of risks and uncertainties. Certain factors that could cause actual events not to occur as expressed in the forward-looking statements include, but are not limited to, the failure to satisfy various conditions contained in the merger agreement, as amended, the debt commitment letters and the equity commitment letter. The company assumes no obligation to update the forward-looking information. Other risks and uncertainties concerning the company’s performance are set forth in reports and documents filed by the company with the Securities and Exchange Commission from time to time. Please use caution in placing reliance on forward-looking statements.

CONTACT:

David W. Qualls, Chief Financial Officer

Garden Fresh Restaurant Corp.

Tel: 858-675-1600

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December 15, 2003

Senior Credit Facilities

Commitment Letter

GF Holdings, Inc.

1290 North Hancock Street

Suite 203B

Anaheim, CA 92807

Ladies and Gentlemen:

You have advised Fleet Securities, Inc. (“FSI”) and Fleet National Bank (“Fleet Bank”; together with FSI, the “Commitment Parties”) that GF Holdings, Inc. (“Parent”) a newly formed Delaware corporation, intends to acquire the business and properties of Garden Fresh Restaurant Corp. (“Borrower”) by the merger (“Merger”) of Parent’s newly formed wholly owned subsidiary, GFR Acquisition Co. (“Newco”) with and into Borrower, with the Borrower the survivor of the Merger. As a result of the Merger, the Borrower will be a wholly owned subsidiary of Parent. You have also advised the Commitment Parties that in connection with the Merger, Borrower intends to refinance certain of its existing indebtedness. In that connection, you have requested that FSI agree to structure, arrange and syndicate senior credit facilities in an aggregate amount of up to $64,000,000 (the “Credit Facilities”), that Fleet Bank commit to provide the entire principal amount of the Credit Facilities, and that Fleet Bank serve as administrative agent for the Credit Facilities. References herein to the “Transaction” shall include the Merger, the financings described herein and all other transactions contemplated thereby.

FSI is pleased to advise you that it is willing to act as lead arranger and bookrunner for the Credit Facilities.

Furthermore, Fleet Bank is pleased to advise you of its commitment to provide up to $64,000,000 of the Credit Facilities to the Borrower upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). So long as the Borrower complies with its obligations hereunder and under the Fee Letter, the commitment of Fleet Bank to provide the Credit Facilities is not conditioned or dependent on a successful syndication of the Credit Facilities.

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It is agreed that FSI will act as the lead arranger and bookrunner, and that Fleet Bank will act as the sole and exclusive administrative agent, for the Credit Facilities, and will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed and no other titles will be awarded in connection with the Credit Facilities unless you and we shall so agree.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to (a) there not occurring or becoming known to such Commitment Party any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Parent, the Borrower and their subsidiaries taken as a whole, (b) the Commitment Parties’ completion of their legal and accounting due diligence investigation of the Parent, the Borrower and their subsidiaries and Newco, provided, however, that with reasonable promptness after receipt by a Commitment Party of all documents and other information requested by it or its agents, the Commitment Parties shall notify the Sponsor whether this condition has been satisfied, (c) such Commitment Party not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Parent, the Borrower, Newco or the Transaction that in such Commitment Party’s reasonable judgment is inconsistent in a material and adverse manner with any such information or other matters disclosed to us prior to the date hereof when taken as a whole, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in such Commitment Party’s reasonable judgment, could reasonably be expected to materially impair the syndication of the Credit Facilities, (e) such Commitment Party’s satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing (other than the Financing as defined in the Term Sheet) by the Borrower, Newco or the Sponsor on behalf of the Borrower or Newco or any affiliate thereof, (f) such Commitment Party’s satisfaction that the financial information previously delivered to it (including, without limitation, the financial information referred to in the Term Sheet) fairly presents the business and financial condition and prospects of the Borrower, and the historic results and pro forma projections of operations for the periods covered by such information, (g) such Commitment Party’s satisfaction with the corporate and transaction structure and with the obligors under the credit agreement and other loan documents (it being acknowledged that the terms of the Transaction outlined in the Term Sheet would be satisfactory), (h) there having been no material changes in governmental regulation or policies affecting the Parent, the Borrower, Newco, the Administrative Agent, the Arranger or any lender prior to closing, and (i) the other conditions set forth or referred to in the Term Sheet.

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Please note that although the Term Sheet sets forth the principal terms of the proposed Credit Facilities, you should understand that we reserve the right to propose terms in addition to these terms based on our due diligence and which will not substantially change or alter the terms of this commitment or the Term Sheet.

In addition, in the event that the syndication of the Credit Facilities cannot be achieved in a manner satisfactory to the Administrative Agent and Fleet Securities, Inc. under the structure described in the Commitment Letter, the Administrative Agent shall be entitled, both before and after the Closing Date (as defined in the Term Sheet), to change, among other things, amounts and terms, including pricing (with caps to be determined), and shall also have a limited and defined ability to change structure and/or tranching.

You hereby represent, warrant and covenant that all information (other than the Projections) which has been or is hereafter made available to us by you or any of your representatives in connection with the transactions contemplated hereby (the “Information”) is and will be, in each case when so made available, complete and correct in all material respects and does not and will not, in each case when made so available, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made. All Projections that have been or will be prepared by the Borrower, Parent or Newco and made available to the Commitment Parties, any Lender or any potential Lender have been or will be prepared in good faith based upon assumptions that were reasonable as of the date of the preparation of such financial projections (it being understood that such projections are subject to uncertainties and contingencies, many of which may be beyond the Parent’s, Newco’s and Borrower’s control, and that no assurance can be given that the Projections will be realized).

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable expenses (excluding allocated costs of in-house counsel) incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person (collectively, the “Excluded Matters”), and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, reasonable syndication expenses, reasonable consultant’s fees and expenses, reasonable travel expenses, and reasonable

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fees, charges and disbursements of counsel (excluding allocated costs of in-house counsel)) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation), but excluding any such expenses related to Excluded Matters. Such expenses described in the foregoing sentence to date have not exceeded $38,000. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (except as determined by a final, non appealable judgment of a court to result from the gross negligence or willful misconduct of such indemnified party) or for any special, indirect, consequential or punitive damages in connection with the agreements and commitments hereunder.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the officers, agents and advisors of you, the Parent, the Borrower, Fairmont Capital, Inc. (“Fairmont”), Centre Partners Management LLC (“CPML”), CNL Restaurant Capital, LP (“CNL”) and any other potential provider of non-senior tranches of the Financing who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you, and (c) as may be required pursuant to the Borrower’s compliance with the reporting requirements under the Securities Exchange Act of 1934 (provided that prior to any disclosure under this clause (c), you have provided to the Commitment Parties proposed drafts of the pertinent disclosure for their review and comment). Notwithstanding the foregoing, and in accordance with Section 1.6011-4(b)(3)(iii) of the United States Treasury regulations, each party hereto may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind that are provided to such party relating to such tax treatment and tax structure; provided, however, that, as permitted by Section 1.6011-4(b)(3)(ii) of the United States Treasury regulations, such disclosure shall not be permitted to the extent, but only to the extent, reasonably necessary to comply with the securities laws of any applicable jurisdiction.

You acknowledge that FSI and its affiliates (the term “FSI” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Transaction and otherwise. FSI will not use confidential information obtained from you by virtue of the Transaction or its other relationships with you in connection with the performance by FSI of services for other companies, and FSI will not furnish any such information to any third party. You also acknowledge that FSI does not have any obligation to use in

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connection with the Transaction, or to furnish to you, confidential information obtained from other companies.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter (together with the Administrative Agent’s Fee Letter between the Borrower and Fleet Bank) are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that such reimbursement and indemnification provisions (but not the confidentiality provisions) shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Credit Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time; and provided, further, that you will not be obligated to reimburse the Commitment Parties for fees, costs and expenses incurred by them after the date upon which they have received written notice from you to cease incurring such fees, costs and expenses.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., Boston time, on December 15, 2003. The commitments and agreements of the Commitment Parties hereunder will expire at such time in the event we have not received such executed counterparts in accordance with the preceding sentence. Thereafter, this undertaking and commitment will expire on March 15, 2004, unless a definitive credit agreement and other loan documents have been entered into by the parties on or prior to such date.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

FLEET SECURITIES, INC.

By:	/s/ ROBERT C. MEGAN

Name: Title:	Robert C. Megan Managing Director

FLEET NATIONAL BANK

By:	/s/ ROD GUINN

Name: Title:	Rod Guinn Managing Director

Accepted and agreed to as of

the date first written above by:

GF HOLDINGS, INC.

By:	/s/ TIMOTHY R. GREENLEAF

Name: Title:	Timothy R. Greenleaf Vice Chairman

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GARDEN FRESH

CREDIT FACILITIES

Summary of Terms and Conditions

Borrower:	Garden Fresh Restaurant Corp., which will be owned by investors including associates and affiliates of Fairmont Capital, Inc. and Centre Partners Management LLC.

Guarantors:	The Parent, as well as all present and future direct and indirect subsidiaries of the Parent (other than the Borrower) (the “Subsidiary Guarantors”).

Administrative Agent:	Fleet National Bank (“Fleet” or the “Administrative Agent”).

Sole Lead Arranger:	Fleet Securities, Inc. (“FSI” or the “Arranger”).

Lenders:

FSI proposes to underwrite the Credit Facilities, of which Fleet shall hold a meaningful portion. The Arranger will syndicate the Credit Facilities to other financial institutions to be identified by the Administrative Agent and the Arranger in consultation with and subject to the reasonable approval of the Borrower.

Credit Facilities:	Up to $64,000,000 in total aggregate amount, comprising:

a) Up to $20,000,000 Revolving Credit Facility with a $4,000,000 sublimit for Letters of Credit (the “Revolver”);

b) Up to $20,000,000 Term Loan A (“Term A”);

c) Up to $24,000,000 Term Loan B (“Term B”)

Use of Proceeds:

Advances at Closing, under the Credit Facilities, in conjunction with no more than $26,000,000 of subordinated debt (“Sub Debt”), at least $18,543,000 of new cash equity (including Fairmont’s notional investment of $1,250,000) and $13,900,000 of equity option value (including rolled options) (such new cash equity and equity option value, collectively, the “Equity”), and approximately $45,400,000 of Sale/Leaseback Proceeds (“S/L Proceeds”) (the Credit Facilities, Sub Debt, Equity and S/L Proceeds are together referred to as the “Financing”) to be contributed on terms and conditions and from sources satisfactory to Fleet and FSI shall be used (i) to finance the Merger (ii) to pay fees and expenses associated with the Financing and the Merger. Thereafter, the Revolver will be available for the acquisition and/or construction of new operating facilities, for operating facility upgrades, for the issuance of standby letters of credit and for working capital and other general corporate purposes.

Closing Date:	Such date as may be agreed between the Administrative Agent and the Borrower, but no later than March 15, 2004.

I. REVOLVER

Amount:	Up to $20,000,000 Revolver with a Letter of Credit sublimit for stand-by Letters of Credit of $4,000,000. No more than $11,500,000 shall be funded under the Revolver at closing.

L/C Issuing Bank:	Fleet.

Availability:

Advances under the Revolver may be borrowed, repaid and reborrowed and Letters of Credit may be issued until the Revolver Maturity. Letters of Credit shall be treated as usage for purposes of determining availability under the Revolver.

Maturity:	Five (5) years from the Closing Date (the “Revolver Maturity”).

Commitment Fee:	A fee on the unused portion of the Revolver payable quarterly in arrears at a rate in accordance with Exhibit I attached.

Applicable Margin:	In accordance with Exhibit I attached.

Letter of Credit Fee:

A per annum fee equal to the Revolver Applicable LIBOR Margin, payable on the face amount of each outstanding letter of credit quarterly in arrears. Fees to be shared by the Lenders on a pro rata basis. Letters of credit issued under the Revolver shall count as utilization for all purposes, including the commitment fee calculation. An additional 1/4% per annum shall be paid to Fleet as the L/C Issuing Bank as a fronting fee, in addition to customary administrative fees.

II. TERM LOAN A

Amount:	Up to $20,000,000

Maturity:	Five (5) years from the Closing Date.

Amortization:	TBD

Applicable Margin:	In accordance with Exhibit I attached.

II. TERM LOAN B

Amount:	Up to $24,000,000

Maturity:	Six (6) years from the Closing Date.

Amortization:	1% of the original outstanding principal per annum, in equal quarterly installments.

Applicable Margin:	In accordance with Exhibit I attached.

GENERAL PROVISIONS

Interest Rates:

For the Revolver and the Term Loans, interest rates shall be Fleet’s Base Rate or Eurodollar Rate plus, in each case, the Applicable Margin. Base Rate will be defined as the higher of the Prime Rate announced by Fleet from time to time or the Federal Funds Rate plus  1/2%. Loans bearing interest based on the Eurodollar Rate (“Eurodollar loans”) will be available for 1, 2, 3 or 6 month periods. Customary provisions regarding breakage costs, reserves, taxes, illegality, etc. shall apply. The credit agreement will restrict the number of Eurodollar loans which may be outstanding at any one time to 7.

Default Pricing:	Applicable Margin over the Base Rate plus 2%.

Yield Protection:	Customary yield protection provisions regarding capital adequacy, reserves, taxes, regulatory changes, etc.

Optional Prepayments:

Optional prepayments shall be permitted at any time (subject to breakage costs if paid prior to any Eurodollar interest rate period, if applicable) in minimum amounts of $250,000. Optional prepayments shall be applied pro rata to the remaining amortization payments under the Term Loans until repaid in full.

Mandatory Prepayments:

A. 100% of net proceeds from asset sales in excess of $1,000,000 per annum and insurance claims, in each case to the extent not reinvested within 270 days, and 100% of net proceeds from equity issuances, certain permitted new debt issuances and tax refunds (with certain exceptions TBD). Net proceeds will be applied pro rata to the Term Loan A and the Term Loan B, and in each case shall be applied against the remaining scheduled installments of principal due on the respective Term Loans pro rata. Any remaining net proceeds shall be applied to reduce then outstanding borrowings under the Revolver with a corresponding reduction in the Revolver Commitment.

B. A percentage of Excess Operating Cash Flow (as defined below) for each fiscal year. Such percentage will be (i) 75% if the Consolidated Leverage Ratio is greater than or equal to 2.5x, (ii) 50%

if the Consolidated Leverage Ratio is less than 2.5x but greater than or equal to 1.75x, and (iii) 0% if the Consolidated Leverage Ratio is less than 1.75x. Excess Operating Cash Flow repayments will be payable 120 days after the end of each fiscal year, beginning at or around the fiscal year ending September 30, 2004 and will be applied pro rata to the Term Loans until paid in full and shall be applied against the remaining scheduled installments of principal due on the respective Term Loan pro rata. Any then remaining Excess Operating Cash Flow shall be applied to reduce then outstanding borrowings under the Revolver without a corresponding reduction in the Revolver Commitment.

Excess Operating Cash Flow shall be defined as Consolidated Net Income for such period, plus, to the extent deducted in the calculation of Consolidated Net Income (to be defined) and without duplication, (a) depreciation and amortization for such period, (b) other noncash charges for such period, and (c) income tax expense for such period, minus the sum of (i) cash taxes paid during such period, (ii) Capital Expenditures (to be defined) other than that portion financed by other permitted indebtedness, (iii) mandatory payments of principal made during such period, (iv) voluntary payments of principal on the Term Loans made during such period, (v) cash used to make distributions and other restricted payments to the extent permitted by the terms of the Credit Facilities and (vi) minus the amounts of required senior debt principal payments due in the next 90 days.

Term B Lenders:

Term B Lenders may at their option decline optional and/or mandatory prepayments until such time as Term Loan A is fully repaid, in which case proceeds shall be applied in the manner outlined above solely to Term Loan A and the Revolver.

Collateral:

The Revolver and the Term Loans will share a common collateral pool consisting of (a) a first perfected pledge of and security interest in one hundred percent of the capital stock of the Borrower and the Subsidiary Guarantors and (b) a first perfected security interest in all assets of the Parent, the Borrower and the Subsidiary Guarantors, including but not limited to accounts and notes receivable, inventory, equipment, owned real property, leased real property to the extent permitted by the applicable lease (provided that commercially reasonable efforts have been used to obtain any consents required thereunder), all licenses, stock of subsidiaries and intangible assets (including patents, trademarks, copyrights etc.), subject to permitted encumbrances set forth in the credit agreement. The Parent, the Borrower and the Subsidiary Guarantors will enter into and cause the financial institutions with which the Parent, the Borrower or such Subsidiary Guarantor maintains depository accounts to enter into control agreements with the Administrative Agent necessary to grant to the Administrative Agent a perfected security interest in such depository accounts and any deposits therein, provided, that so long as no Event of Default is continuing, the Parent, the Borrower and the Subsidiary Guarantors will have free access to such accounts. The Parent, the

Borrower and the Subsidiary Guarantors will provide customary and commercially reasonable real estate collateral support, such as title insurance, environmental studies, surveys, zoning compliance, etc. The Parent, the Borrower and the Subsidiary Guarantors will obtain landlord waivers and consents from all lessors of leased property, with exceptions satisfactory to Administrative Agent, and will use commercially reasonable efforts to assist the Administrative Agent in seeking to obtain leasehold mortgages (and lessor consents thereto) on leased real property to the extent reasonably requested by the Administrative Agent based upon its due diligence.

Representations and Warranties:

Usual and customary for facilities of this type, including but not limited to, organization, authority, enforceability, financial statements, compliance with law and other instruments, governmental approvals, material contracts, environmental matters, absence of material adverse change, absence of material litigation, absence of default or unmatured default, no conflict with material agreements, payment of taxes and certain business-specific matters, in certain cases with exceptions to be agreed.

Financial Covenants:

Usual and customary for facilities of this type. Consolidated Financial Covenants, which shall include quarterly step-ups and step-downs to be determined, will be measured quarterly on a rolling four-quarter basis and include, without limitation, the following:

1. Maximum Consolidated Leverage Ratio: The ratio of (a) Consolidated Total Funded Indebtedness (to be defined), to (b) Consolidated EBITDA (to be defined) (the “Total Leverage Ratio”) for each period of four (4) consecutive quarters shall not exceed at any date of measurement, the levels presented below:

Period	Covenant Level
Closing – [ ]	TBD
Thereafter	TBD

2. Maximum Consolidated Senior Leverage Ratio: The ratio of (a) Consolidated Senior Funded Indebtedness (to be defined) to (b) Consolidated EBITDA (the “Senior Leverage Ratio”) for each period of four (4) consecutive quarters shall not exceed at any date of measurement, the levels presented below:

Period	Covenant Level
Closing – [ ]	TBD
Thereafter	TBD

3. Consolidated Cash Flow Ratio: The ratio of Consolidated Cash Flow (to be defined) to Consolidated Financial Obligations (to be defined) for each period of four (4) consecutive quarters shall not be less than [TBD] at any date of measurement.

4. Consolidated EBITDAR/Interest plus Rental Expense: The ratio of Consolidated EBITDAR (to be defined) to consolidated cash interest charges plus cash rental expense for each period of four (4) consecutive quarters shall not be less than at any date of measurement, the levels presented below:

Period	Covenant Level
Closing – [ ]	TBD
Thereafter	TBD

5. Capital Expenditures: The Borrower and its subsidiaries shall not permit annual Capital Expenditures (to be defined) to exceed the levels presented below:

Period	Covenant Level
	Maintenance	Growth
Closing – [ ]	TBD	TBD
FYE 04	TBD	TBD
FYE 05	TBD	TBD
Thereafter	TBD	TBD

[Carry forward of unused capex TBD.]

6. Minimum Consolidated EBITDA: The Borrower and its subsidiaries shall not permit their Consolidated EBITDA for each period of four (4) consecutive quarters to be less than at any date of measurement, the levels presented below:

Period	Covenant Level
Closing – [ ]	$20,000,000
Thereafter	TBD

Growth Capital Expenditures shall also be subject to certain incurrence tests TBD.

Financial Reports:

Financial information to include audited annual consolidated and unaudited annual consolidating financial statements, unaudited monthly and quarterly financial statements, monthly, quarterly and annual store-by-store income statements in the form customarily prepared by management, quarterly no default certificate and calculations demonstrating compliance with all covenants and such other information as the Administrative Agent may reasonably request. The Administrative Agent also reserves the right to seek appraisals at its own discretion, provided that the Borrower shall only be required to pay for up to 1 appraisal per year unless an Event of Default is continuing.

Other Covenants:

Usual and customary for facilities of this type, including but not limited to, (i) restrictions on other indebtedness (with exceptions to be agreed upon including subordinated indebtedness, mortgage debt, and purchase money equipment financing), (ii) maximum of ten percent (10%) unprofitable units based on “four wall” cash flow (excluding units that have been in operation for less than 1 year), (iii) restrictions on liens, acquisitions and investments subject to exceptions to be agreed upon, (iv) restrictions on dividends and other distributions subject to exceptions to be agreed upon, (v) restrictions on mergers, sales of assets, sale and leaseback transactions (other than the sale/ leaseback transaction giving rise to the S/L Proceeds), subsidiary distributions, voluntary prepayments of other funded debt, derivative contracts, affiliate transactions and negative pledges (subject to exceptions to be agreed upon which shall include payment of management fees to equity sponsors in amounts not to exceed $800,000 per year and subordinated and otherwise payable on terms satisfactory to the Administrative Agent); and standard affirmative covenants, regarding payment of claims and taxes, records and accounts, notices, inspection rights, bank accounts, conduct of business, compliance with laws and contracts, maintenance of insurance, maintenance of office, ERISA and environmental compliance, further assurances, etc.

The Borrower will be required to maintain interest rate hedging agreements in such amounts and with such terms as are acceptable to the Administrative Agent. The Credit Agreement will allow hedging obligations in an amount initially no less than $20,000,000 to be secured on a pari passu basis with the Credit Facilities.

Events of Default:

Usual and customary for facilities of this type, including but not limited to, failure to pay any interest, principal or other amounts when due, failure to comply with covenants, inaccurate or false representations or warranties, cross defaults, change of control, judgment defaults, ERISA, bankruptcy and insolvency, in certain cases with cure rights and materiality levels to be determined.

Closing Conditions:	Closing shall be conditioned upon the satisfaction of the following conditions precedent and other conditions customary to transactions of this type or reasonably required by the Administrative Agent:

1. Satisfactory completion of legal and accounting due diligence relating to the Parent, the Borrower and its Subsidiaries, Newco and the Merger. The Administrative Agent shall use its best efforts to complete its due diligence expeditiously.

2. Pro Forma Consolidated Senior Funded Indebtedness (to be defined) (after giving effect to the Transaction) divided by trailing twelve month Consolidated Adjusted EBITDA (as adjusted for the Transaction) shall not be greater than 2.3x and Consolidated Total Funded Indebtedness divided by trailing twelve month Consolidated EBITDA (as adjusted for the Transaction) shall not be greater than 3.4x (in each case before any adjustment for the Sale/Leaseback transaction). Any adjustments to EBITDA shall be acceptable to the Administrative Agent and the Arranger.

3. Evidence that Newco has received a minimum of $18,543,000 of new cash equity (including Fairmont’s notional investment of $1,250,000) and $13,900,000 of equity option value (including rolled options), in each case on terms and from sources acceptable to the Administrative Agent and the Arranger and satisfaction by the Administrative Agent with the capital structure of the Borrower. Not less than a majority of such new cash equity shall be invested by associates and affiliates of CPML. The Commitment Parties acknowledge that the equity structure as described above is satisfactory so long as the terms of such Equity do not contravene the restrictions contained herein.

4. Evidence that the Borrower has received a minimum of $25,000,000 of gross proceeds of the Sub Debt on terms (including subordination terms) and from sources satisfactory to the Administrative Agent and having a maturity no earlier than six months following the Term Loan B Maturity Date. For purposes hereof, Northwestern Mutual Life shall be deemed a satisfactory source.

5. Evidence that the Borrower has received approximately $45,400,000 of S/L Proceeds. Annual total rent amounts to be no worse than those set forth in the letter dated 9/23/03 from CNL to Fairmont. For purposes hereof, CNL shall be deemed a satisfactory source.

6. Receipt by the Administrative Agent of, and satisfaction with, (a) a day one pro forma balance sheet and sources and uses of funds, showing the effects of the Financing and in compliance with Financial Covenants, (b) audited financial statements of the Borrower (including store by store reports) for the preceding three years, (c) un-audited financial statements prepared by management for Borrower, as of the most recently ended fiscal period for which results are available, including store-level historical performance, (d) the environmental review reports prepared by E. Viornment in connection with the Merger, and (e) other terms and conditions of the Facilities outlined herein.

7. No material adverse change in the assets or business of the Borrower and its subsidiaries as represented in the September, 2003 audited annual financial statements, the management or prospects of the Parent or any of its subsidiaries, or in the ability of the Parent or any of its subsidiaries to perform their respective obligations described herein.

8. No material adverse changes in governmental regulation or policy affecting the Administrative Agent, the Arranger, the Parent, the Borrower or any of their subsidiaries or Newco and no material changes or disruptions in the syndication, financial or capital markets that could materially impair the syndication of the Facilities prior to closing.

9. The negotiation, execution and delivery of documentation, satisfactory to the Administrative Agent and the Borrower and their respective counsel (each of which documents shall be in full force and effect on the closing date), containing representations and warranties, conditions, covenants, events of default, indemnifications, and increased cost and capital requirement provisions customary in bank financing documents in transactions of this type, including, without limitation, the covenants described above.

10. The existing debt contemplated to be repaid in connection with the Transaction shall have been repaid in full, all credit facilities with respect thereto shall be terminated and all liens in connection therewith shall have been released or arrangements satisfactory to the Administrative Agent made therefor.

11. All filings and other actions required to create and perfect a first priority security interest in all collateral of the Parent, the Borrower and their Subsidiaries in favor of the Administrative Agent, for the benefit of the Lenders to secure the Credit Facilities, shall have been duly made or taken, and all such collateral shall be free and clear of other liens (subject to exceptions to be negotiated).

12. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Parent, the Borrower and their Subsidiaries are located, and such search shall reveal no liens on any of the assets of any such persons except for liens reasonably approved by the Administrative Agent.

13. Evidence satisfactory to the Administrative Agent that Consolidated EBITDA of the Borrower and its subsidiaries, calculated on a pro forma basis after giving effect to the Transaction, is at least $23,600,000, as adjusted for the Transaction. Any adjustments to Consolidated EBITDA must be acceptable to the Administrative Agent and the Arranger. Subject to confirmatory due diligence, the Commitment Parties accept the nature of the proposed adjustments contained in the model provided to them by CPML.

14. Receipt by the Administrative Agent of certified copies of purchase or merger agreements entered into in connection with the Transaction and other related documents.

15. Receipt by all parties to the transaction of all necessary regulatory, creditor and other third party approvals, including, without limitation, evidence of compliance with all laws applicable to any of the parties to the transaction.

16. Receipt by the Administrative Agent of satisfactory evidence of appropriate corporate and other approval of all proposed transactions as well as opinions of counsel satisfactory to it as to, among other things, the due consummation of the Merger, legality, validity and binding effect of all loan, guaranty, security and related documents, the perfection of the liens of the security documents, and the absence of any violation of any law, regulation or contract applicable to the parties to the loan transaction.

17. The absence of any litigation or other proceeding the result of which could reasonably be expected to materially impair or prevent the consummation of the transactions contemplated or have a material adverse effect on the Parent and its subsidiaries.

Syndication Matters:

Fleet will act as the exclusive Administrative Agent for the Credit Facilities and FSI will act as the exclusive Sole Lead Arranger, adviser and syndication manager for the Credit Facilities and, in such capacities, each of Fleet and FSI will perform the duties and exercise the authority customarily associated with such roles.

Fleet and FSI will manage all aspects of the syndication in consultation with Newco, including the selection of Lenders, the determination of when FSI will approach potential Lenders and the final allocations among the Lenders. The Borrower agrees to use reasonable commercial efforts to assist FSI actively in achieving a timely syndication that is reasonably satisfactory to FSI, such assistance to include, among other things, (a) reasonable direct contact during the syndication between the Borrower’s senior officers, representatives and advisors, on the one hand, and prospective Lenders, on the other hand at such times and places as FSI may reasonably request, (b) providing to FSI all financial and other information with respect to the Borrower, and the transactions contemplated that FSI may reasonably request, including but not limited to financial projections relating to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

Expenses:

The Borrower will pay all reasonable fees and expenses incurred by the Administrative Agent and Arranger in connection with the preparation, syndication, administration and interpretation of the Credit Facilities. These will include, without limitation, reasonable legal fees (excluding the allocated costs of in-house counsel), reasonable title insurance premiums, reasonable surveyor, environmental, engineering and appraisal charges, reasonable recording and filing fees and other reasonable direct out-of-pocket expenses. In addition, the Borrower will pay all reasonable costs and expenses (including, without limitation, reasonable attorney’s fees and costs, consulting, accounting, appraisal and similar professional fees and charges, but excluding any allocated costs of in-house counsel), incurred by any Lender or the Administrative Agent in connection with (a) the enforcement of or preservation of its rights under the facility after the occurrence of any Default or Event of Default, or (b) any litigation, proceeding or dispute relating to such Lender’s relationship with the Borrower.

Assignments and Participations:

Lenders will be permitted to grant participations or assignments of their loans and commitments. Any Lender will be permitted to assign a portion of the Credit Facilities (on a non pro-rata basis) to another lending institution in minimum amounts of $1,000,000, subject to consent of the Borrower (so long as no Default or Event of Default exists) and the Administrative Agent, which consent will not be unreasonably withheld.

Voting Rights:

Lenders holding 51% of all of the outstanding commitments under the Revolver and the Term Loans for all amendments and waivers, provided that the following shall require 100% of the Lenders: (1) increase in commitments; (2) decreases in interest rates or fees; (3) forgiveness of principal; (4) postponement of scheduled amortization or final maturity; (5) release of all or substantially all of the collateral; and (6) changes in the percentage voting rights. Voting rights provisions are subject to adjustment by the Administrative Agent to address concerns of potential Lenders in the syndication process.

Indemnification:

The Borrower shall indemnify the Administrative Agent, the Arranger and the Lenders against all losses, liabilities, claims, damages or expenses (including but not limited to reasonable attorneys and other professional fees and settlement costs (excluding the allocated costs of in-house counsel)) relating to their loans, the loan documents or the transactions contemplated thereby, including, without limitation, the Borrower’s use of loan proceeds or the commitments, except to the extent such losses, liabilities, claims, damages or expenses have been determined by a final, non appealable judgment of a court to result from the gross negligence or willful misconduct of such indemnified party.

Governing Law:	The Commonwealth of Massachusetts.

Administrative Agent’s Counsel:	Goulston & Storrs

Exhibit I

Pricing Grid

The Pricing Grid shall initially be set at Level I. Pricing shall be locked at no less than the Level I until receipt of the compliance certificate for the period ending six months after Closing. Thereafter, pricing shall be governed by the Leverage Ratio at levels to be determined.

Applicable Margin

		Revolver and Term A		Term B
Level	Leverage Ratio	Base +	Eurodollar +	Base +	Eurodollar +	Commitment Fee
I.	> 3.00x	2.25%	3.50%	2.75%	4.00%	0.500%
II.	> 2.50x,< 3.00x	2.00%	3.25%	2.75%	4.00%	0.500%
III.	> 2.00,< 2.50x	1.75%	3.00%	2.75%	4.00%	0.500%
IV.	< 2.00x	1.50%	2.75%	2.75%	4.00%	0.500%

Northwestern Mutual

December 15, 2003

GF Holdings, Inc.

1290 North Hancock Street

Suite 203B

Anaheim, CA 92807

Re:	Garden Fresh Restaurant Corp.

Dear Sir/Madam:

This letter confirms the commitment of The Northwestern Mutual Life Insurance Company (“Northwestern”), subject to the conditions set forth below, to purchase an aggregate principal amount of not more than $26 million or less than $25 million aggregate principal amount (as more particularly set out in the attached term sheet), of 16% (13% cash pay, 3% PIK) Senior Subordinated Notes due one year after the maturity of the Senior Credit Facility with detachable warrants or comparable instrument (collectively, the “Mezzanine Units”) of Garden Fresh Restaurant Corp.(the “Company”) and to make a $1.5 million equity investment in the Company’s holding company (such equity having economic terms no less favorable than the equity in the holding company to be held by Centre Funds), substantially as outlined in the attached preliminary term sheet.

Northwestern’s purchase of the Mezzanine Units and equity investment is subject to (a) Northwestern and the Company reaching final agreement upon terms, conditions, covenants and other provisions satisfactory to Northwestern and consistent with the attached term sheet, (b) satisfactory due diligence as to environmental matters, accounting and legal matters and such conditions to the funding of its equity commitment as have been reserved by Centre Partners Management LLC under its commitment letter to Fairmont Capital, Inc. and the absence of any material adverse change in the financial condition or prospects of the Company, (c) the approval by Northwestern’s Law Department of the documentation, proceedings and legal opinions incident to the proposed transaction as set out in the attached preliminary term sheet.

If you are in agreement with the foregoing, please sign a copy of this letter and return it to the undersigned not later than December 15, 2003

Sincerely,

/s/ Timothy S. Collins

Timothy S. Collins

Managing Director

Agreed to this 15th day of December, 2003

GF HOLDINGS, INC.

By:	/s/ Timothy R. Greenleaf

Its:	Vice Chairman

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

Summary of Proposed Terms

for

Garden Fresh Restaurant Corp.

I.	SUMMARY OF OFFERING - NOTES

	Issuer:	Garden Fresh Restaurant Corp., as survivor of the merger with GFR Acquisition Co.(The “Operating Company”).

	Issue:	Senior Subordinated Notes (the “Notes”) with detachable Warrants (or comparable instrument suitable to LLC structure).

	Purchaser:	The Northwestern Mutual Life Insurance Company.

	Principal Amount:	$79 million less the amount of the Senior Credit Facility funded upon closing (which amount will be in no event more than $26 million or less than $25 million)

	Term:	Seven years, or one year later than the maturity of the Senior Credit Facilities as in effect on the closing date.

	Coupon/Return:	13% cash pay/3% PIK (16% contract all in), payable quarterly in arrears.

	Amortization	None

	Non-Refundable Fee:	2.5%, payable at closing.

Change of Control Prepayment:

Upon a change of control event (defined below), the holders

of the Notes will have the option (the “Put Option”) to sell the

Notes to the Operating Company, and the Operating

Company will be required to purchase such Notes at par plus

accrued interest plus a premium in accordance with the

optional prepayment premium schedule shown below.

“Change of control” will occur when (a) Centre Funds cease

to have the collective power (directly or indirectly, by

ownership, contract or otherwise) to elect a majority of the board of directors or other management body of the

Operating Company; (b) Centre Funds cease to have the

collective power (directly or indirectly, by ownership, contract or otherwise), to own and control the power to vote,

beneficially and of record, a majority of the issued and

outstanding equity interests in the holding company

established to hold the equity of the Operating Company

(“Holdings”) , (c) Centre Funds cease to collectively (directly or indirectly, by ownership, contract or otherwise) own and

control the power to vote, beneficially and of record, the

largest interest which is owned or controlled by any direct or indirect investor or group of affiliated investors in Holdings;

or (d) Holdings ceases to own and control, beneficially and of record (directly or indirectly), 100% (other than directors

qualifying shares) of the issued and outstanding equity

securities of the Operating Company. “Centre Funds”

means the specific limited partnerships managed by Centre

Partner Management LLC and other associated entities

holding equity interests in Holdings on the closing date.

	Optional Prepayment:	Year 1 104% Year 2 102.5% Year 3 101% Thereafter par

Covenants:

Financial covenants to be calculated in conformity with

Senior Credit Facility, and to include maintenance of interest coverage, fixed charge coverage, and maximum

indebtedness. Other covenants to include a negative

pledge, restrictions on dividends, investments and fees, and other customary covenants. Financial covenant levels to be

set at 87.5% of the levels in the Senior Credit Facility.

	Subordination	Senior Credit Facilities in aggregate to be not more than $54 million principal amount funded at closing. Subordination terms to be negotiated and to include standstill and payment block language.

II.	WARRANTS

	Issue:	Detachable warrants (or comparable instrument suitable to LLC structure) to purchase 3% of common stock on a fully- diluted basis (the “Warrants”).

Exercise:

Exercisable at any time in whole or in part at a nominal

purchase price. The Warrants will expire the later of the

maturity of the Notes or seven years from the date of

issuance unless exercised sooner.

Other Terms:

Customary, to include (but not be limited to) dilution

protection, pre-emptive rights (non-transferable), piggyback registration rights, tag-along rights and drag along

provisions. Restrictions on transfer to be negotiated.

III.	EQUITY CO-INVESTMENT

Amount:

$1.5 million nominal par value common stock (or

comparable LLC interest). Minimum aggregate equity

investment (including Northwestern and $1.25 million

Fairmont Capital notional equity) assumed to be

$19,250,000, of which approximately $16.5 million is to be

provided by Centre Funds. Equityholders’ agreement to

include (but not be limited to), pre-emptive rights (non-

transferable), piggyback registration rights, tag-along rights and drag along provisions.

Centre to control Northwestern voting of $1.5 million equity investment and equity obtained upon exercise of the

Warrants with respect to matters relating to the operations of the Operating Company. Centre control does not extend to

matters which could adversely affect the structural and

economic aspects of Northwestern’s equity investment, any

decision to increase its equity participation, and

Northwestern’s decisions under the equityholders’ agreement

relating to pre-emptive rights, tag-alongs, piggyback

registration rights, etc.

IV.	OTHER ITEMS

Conditions to Closing:

(1)     Satisfactory legal documentation, including review of terms and structure of the Senior Credit Facilities and satisfactory inter-creditor arrangements.

(2)     No material adverse change since September 30, 2003.

(3)     Completion of due diligence as to environmental matters, accounting matters, legal matters and such other conditions to the satisfaction of the obligations of Centre Partners Management LLC under its equity funding commitment letter to Fairmont Capital, Inc. (attached as Exhibit A).

	Representations and Warranties:	Customary.

	Reporting:	Customary.

	Events of Default:	Customary.

	Legal Fees:	The Issuer will pay all reasonable legal fees incurred by the Purchaser, whether or not the transaction closes. Purchaser will select legal counsel.

	Board Observation:	Northwestern may appoint one representative to attend all Board of Directors meetings as an observer, so long as it holds at least 50.1% of the Notes and Warrants.

	Closing:	No later than March 15, 2004.

EXHIBIT A

1.	Evidence that the Company has received a minimum of $54 million of funded senior debt, and $10 million of revolver availability (“Senior Debt”), on terms no less favorable to the Company (as determined in Centre’s discretion) than the terms for the Senior Debt specified in the term sheet annexed to that certain Senior Credit Facilities Commitment Letter, dated December 15, 2003, from Fleet Securities, Inc. and Fleet National Bank;

2.	Evidence that the Company has received a minimum of $46 million of sale-leaseback financing debt (“Sale-Leaseback Financing”) on terms no less favorable to the Company (as determined in Centre’s discretion) than the terms for the Sale-Leaseback Financing specified in that certain Commitment Letter, dated December 15, 2003, from CNL Restaurant Capital L.P.;

3.	Satisfaction of all conditions to the obligations of the Parent and Sub set forth in Sections 7.1 and 7.2 of the Merger Agreement, dated as of September 29, 2003, by and among the Company, Parent and Sub, as amended from time to time;

4.	Centre not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to projections) affecting the Company or the Acquisition that in Centre’s reasonable judgment is inconsistent in a material and adverse manner with information or other matters disclosed to Centre by the Company prior to the date hereof when taken as a whole;

5.	The negotiation, execution and delivery of documentation, satisfactory to Centre and its counsel (each of which documents shall be in full force and effect at the closing), containing provisions customary in transactions of this type.

[Logo]	CNLTM
Restaurant Capital, LP

CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801-3336 tel (407)540-2000 (877)667-4769 www.cnlonline.com

Mailing Address: P.O. Box 4919 Orlando, Florida 32602-4919

December 15, 2003

Mr. Tim Greenleaf

GF Holdings, Inc.

1290 N. Hancock Street

Suite 203 B

Anaheim, CA 92807

Re:	$46,000,000 of Sale/Leaseback Financing for Twenty-Two (22) Sweet Tomatoes and Souplantation Restaurants (the “Properties”)

Dear Mr. Greenleaf:

CNL Restaurant Capital, LP (the “Company”) hereby issues this commitment letter (“Commitment”) by which it agrees to enter, or cause an affiliate to enter, into sale-leaseback transactions with Garden Fresh Restaurant Corp (as “Seller/Lessee”) in the amount of Forty Six Million Dollars ($46,000,000.00) for twenty-two (22) properties as part of an overall “go-private” transaction. The properties purchased by the Company are to be operated as Sweet Tomatoes or Souplantation Restaurants (the “Properties”). Seller/Lessee agrees to make the Properties available for acquisition and leaseback within the time periods and subject to the terms and conditions set forth herein.

This Commitment provides funding for the acquisition of Properties beginning as of the date set forth above and shall expire on March 31, 2004. The schedule of properties to be purchased and the anticipated Purchase Price for each Property is attached to this Commitment as Exhibit A. Upon the full execution of this Commitment, the Seller/Lessee shall provide, for each Property, complete site information and trade area analyses, including a demographic profile of the trade area, maps indicating the Property location and competition within the trade area, traffic generation information, and photographs of each Property. The Company shall have ten business days after receipt of the complete information in which to reject any Property on the basis of the foregoing information, including a physical inspection of the properties, by written notification to Seller/Lessee. Furthermore, in regard to the due diligence noted in Paragraph 1 below, the Company shall promptly order all items upon execution of the Commitment Letter and shall notify Seller/Lessee within ten (10) business days from the date of receipt of said due diligence relative to any issues regarding the due diligence. Failure to provide such notification by the Company shall be deemed an approval of the furnished information for purposes of Company’s determination of the acceptability of the Property.

This Commitment is made subject to the following terms and conditions:

1. Purchase Price. The Purchase Price for each Existing Property shall be (i) designated by the Company; (ii) mutually acceptable to the Company and the Seller/Lessee; (iii) subject to the total amount of this Commitment; (iv) subject to acceptance of the Property by the Company; and (v) acceptable to the Company in all other respects. Seller/Lessee shall have the right to reduce the number of properties to be included the sale-leaseback transaction, which may result in a reduction in the transaction’s proceeds. All Company acquisition costs incurred in connection with this transaction shall be paid by Seller/Lessee, but the Company will permit Seller/Lessee to include them

Mr. Tim Greenleaf - 2

December 15, 2003

in the Purchase Price so that the costs will be funded at closing out of the sale-leaseback proceeds, subject to the limitations set forth below. Should any of the transactions contemplated by this Commitment fail to close due to the Property’s failure to meet the criteria set forth in this Commitment, the Seller/Lessee’s failure to comply with the terms of this Commitment, or the Seller/Lessee’s election not to proceed (for any reason), Seller/Lessee shall reimburse Company for all expenses in connection therewith. Company acquisition costs will include an appraisal fee of approximately $2,900.00, an ASTM Phase I Environmental Audit of the Property costing approximately $2,750.00, a lease fee equal to one half percent (.5%) of the Purchase Price, travel and lodging expenses (not to exceed $1,500.00 per site) related to the physical inspection of each Property by a Company representative, the Company’s legal fees and costs related to the closings not to exceed $8,000 per restaurant, and related miscellaneous out-of-pocket expenses such as Federal Express and flood search charges. Seller/Lessee’s closing costs that may be included in the Purchase Price include title insurance premiums, transfer taxes or stamps, survey costs, recording fees and other closing costs. Except as noted above, or elsewhere in this Commitment, Company will not charge Seller/Lessee any other costs or expenses.

2. Contract for Purchase and Sale. Prior to each sale/leaseback closing, the Company and Seller/Lessee shall enter into a contract for purchase and sale consistent with this Commitment and containing such commercially reasonable representations and warranties that may be required by the Company, and acceptable to the Seller/Lessee.

3. Lease. The lease agreements to be entered into between the Company and the Seller/Lessee ( each the “Lease”) shall be in form acceptable to the Company. The Lease shall include the following provisions:

A. Term. The primary term of the Lease will be twenty (20) years with two (2) successive ten (10) year renewal options. All renewal options will be self- exercising unless the Seller/Lessee notifies the Company at least one hundred eighty days in advance of the Lease Termination Date (as established below) of it’s intention not to renew. The Effective Date of the Lease will be the date of closing. If the Effective Date is the first day of a calendar month, then the Lease shall Terminate twenty (20) years thereafter. If the Effective Date is the not the first day of a calendar month, then the Termination Date shall be the last day of the calendar month following the twenty (20) year anniversary of the Effective Date.

B. Rent. The Annual Rent under the Lease shall be the product of the Base Lease Rate, as defined hereafter, multiplied by the Purchase Price for such Property. The Base Lease Rate shall be (i) 7.6% for lease months 1-12, (ii) 8.0% for lease months 13-24, (iii) 8.4% for lease months 25-36, (iv) 8.8% for lease months 37-48, (v) 9.2% for lease months 49-60. Annual Rent shall be increased at the end of the sixtieth (60th) month after the Effective Date and at the end of each twelve (12) month period thereafter (including and any extensions of the Lease Term) by one and one-quarter percent of the Annual Rent paid during the immediately preceding Lease Year. Annual Rent will be payable in equal advance monthly installments on the first day of each month by electronic funds transfer, initiated by the Company.

C. Rent Adjustment In The Event Of Sale. In the event that the Company shall sell the Property and assign the lease to an unrelated third party at any time during the first four lease years, the Base Lease Rate will be adjusted to 9.2%, effective the day of closing of said sale and assignment. Upon the close of escrow and assignment of lease Company shall pay to the Seller/Lessee, in one lump sum payment, an amount equal to the difference between the total of all scheduled Annual Rent payments as outlined in paragraph 3B above, and the total of all scheduled Annual Rent payments calculated with a Base Lease Rate of 9.20%, all for the period running from the date of the closing of the sale through the 48th

Mr. Tim Greenleaf - 3

December 15, 2003

lease month. For purposes of this paragraph, the terms “unrelated third party” shall not include the sale or transfer of the Property or any interest therein in connection with any transfer to any affiliate of the Company or other CNL entity, or securitization of the lease by the Company.

D. Late Charges. A late charge in the amount of five percent (5%) of the amount due shall be payable with respect to any payment due under the Lease which is received more than ten (10) days after the due date. In addition to any late charge, in the event the Company does not receive rent within ten (10) days after the due date, interest shall be due at the highest rate allowable by law and payable with respect to such payment from the expiration of the ten (10) day grace period until the Company receives such payment.

E. Insurance, Taxes, Utilities, Maintenance and Repairs. The Lease shall be absolutely triple net. Accordingly, Seller/Lessee shall pay all taxes and assessments, utilities, maintenance costs, repair costs, the costs of replacing obsolete components, and insurance costs applicable to both the Property and any equipment thereon. Seller/Lessee will be required to maintain the Property and all components thereof to a standard that complies with the Lease. At or prior to the closing, Seller/Lessee shall deliver to the Company satisfactory evidence of:

(i) “Special Form Causes of Loss” coverage (as such term is used in the insurance industry), at least as broad as the most current ISO Special Cause of Loss form, including coverage for glass breakage, vandalism and malicious mischief, and builder’s risk (if the Premises are to be constructed) for one hundred percent (100%) insurable replacement value with no co-insurance penalty, with any deductible in excess of Ten Thousand Dollars ($10,000.00) to be approved by the Company; and

(ii) “Ordinance and Law Coverage” with limits of not less than the building value for Coverage A (loss to the undamaged portion of the building), limits of not less than fifteen percent (15%) of the building value for Coverage B (Demolition Cost Coverage), and limits not less than fifteen percent (15%) of the building value for Coverage C (Increased Cost of Construction Coverage); and

(iii) Commercial General Liability insurance including Product Liability and Liquor Liability (if alcohol is served) covering the Premises at least as broad as the most commonly available ISO Commercial General Liability policy form (occurrence basis) covering bodily injury, property damage and personal and advertising injury, for the joint benefit of and insuring Seller/Lessee and the Company, with limits not less than One Million Dollars ($1,000,000.00) per occurrence, with a General Aggregate of not less than Two Million Dollars ($2,000,000.00) and a “following form” Umbrella Liability policy or Excess Liability policy to include Product Liability and Liquor Liability (if alcohol is served), in an amount of not less than Ten Million Dollars ($10,000,000.00) per occurrence, with any deductible in excess of One Thousand Dollars ($1,000.00) to be approved by the Company; and

(iv) Business Interruption insurance covering risk of loss due to the occurrence of any of the hazards insured against under Seller/Lessee’s “all risk” coverage insurance and providing coverage in an amount sufficient to permit the payment of rents, taxes, insurance and operating expenses payable hereunder for a period (in such case) of not less than twelve (12) months; and

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December 15, 2003

(v) In the event the Premises are located in an area identified by the National Flood Insurance Program as an area having “special flood hazards” (zones beginning with “A” or “V,” flood insurance for the full replacement value of the Premises, with any deductible in excess of Twenty-five Thousand Dollars ($25,000.00) to be approved by the Company; and.

(vi) In the event the Premises are located in a major earthquake damage area and earthquake insurance is reasonably available, earthquake insurance for the full replacement value of the Premises, with any deductible in excess of ten percent (10%) of the replacement value of the Premises to be approved by the Company; and

(vii) Such other insurance on or in connection with the Premises as reasonably required from time to time by the Company, which is commonly obtained in connection with properties similar to and in the same area as the Premises and which is commercially reasonable to obtain.

(viii) All insurance companies providing the coverage required under this subparagraph D shall be selected by Seller/Lessee and shall be rated A minus (A-) or better by Best’s Insurance Rating Service, shall be licensed to write insurance policies in the state in which the Premises is located, and shall be acceptable to the Company in the Company’s reasonable discretion. Seller/Lessee shall provide the Company with copies of all policies or certificates of such coverage for the insurance coverages referenced in this subparagraph D, and all Commercial General Liability and Umbrella Liability or Excess Liability policies shall name the Company (and if the Company is either a general or limited partnership, all general partners) and any mortgagee designated by the Company as an additional insured. Any such coverage for additional insureds shall be primary and non-contributory with any insurance carried by the Company or any other additional insured hereunder. All property insurance policies shall name the Company as an additional insured or as a loss payee as the Company’s interests may appear, and shall provide that all losses shall be payable as herein provided. All such policies of insurance shall provide that the amount thereof shall not be reduced and that none of the provisions, agreements or covenants contained therein shall be modified or canceled by the insuring company or companies without thirty (30) days prior written notice being given to the Company; and that all insurance proceeds shall be paid by check payable to the Company. Such policy or policies of insurance may also cover loss or damage to Seller/Lessee’s Property, and the insurance proceeds applicable to Seller/Lessee’s Property shall not be paid to the Company or any mortgagee but shall accrue and be payable solely to Seller/Lessee. In the event of a casualty, Seller/Lessee shall be responsible for any deficiency between the replacement cost of the Premises and the amount actually paid by the insurance company. The Lease shall allow the Company to collect and escrow all taxes, assessments, utilities maintenance costs, repair costs and insurance costs in the event Seller/Lessee fails to pay such expenses or maintain such required coverages.

F. Assignability of Lease Interest. Except as otherwise provided herein, Seller/Lessee shall not have the right to sublease the Property or assign its rights under the Lease unless it obtains Company’s prior written approval, which approval shall not be unreasonably withheld. No assignment or subletting shall operate to release Seller/Lessee from its obligations under the Lease. Notwithstanding the foregoing, Seller/Lessee shall have the full and free right to sublet, assign, or otherwise transfer its interest in the Lease and the premises described therein to a subsidiary or affiliate of the Seller/Lessee or to a franchisee or any parent or operating subsidiary of Seller/Lessee, or a corporation or other entity with which

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Seller/Lessee may merge or consolidate or to which Seller/Lessee may sell all or a substantial portion of its assets or stock, without the Company’s approval, written or otherwise; provided, however, that the Property shall be used only as it was used prior to such transfer event (or was permitted to be used pursuant to this agreement), and provided further that if the party merging, consolidating or purchasing the assets or stock of Seller/Lessee concurrently assigns or transfers its interests in the Lease to an operating subsidiary (unless such subsidiary is the Seller/Lessee) or Franchisee, such acquirer shall execute and deliver to the Company a full unconditional guaranty of the obligations of Seller/Lessee. In connection with and prior to any permitted assignment or subletting, Seller/Lessee shall give the Company written notice of such an assignment or subletting together with (i) a copy of the assignment or subletting documents, and the name, address and telephone number of the assignee or sublet tenant and (ii) a new insurance policy and binder naming the assignee or sublet tenant operator and occupant of the Property. The Company may assign its rights under the Lease without Seller/Lessee’s consent.

G. Conduct of Business. The use of the Property shall be limited to the operation of a Sweet Tomatoes or Souplantation Restaurant or other concept operated by the Seller/Lessee, and Seller/Lessee shall continuously operate such restaurant on the Property except for temporary closure of up to ninety (90) days due to casualty, condemnation, repairs, Acts of God and similar matters. The Seller/Lessee shall at all times maintain the Property and operate its business in compliance with all applicable regulations and requirements of all county, municipal, state, federal and other governmental authorities, and instruments of record affecting the Property which are now in force or which are enacted during the term of the Lease.

H. Form of Entity. Seller/Lessee must be duly formed and in good standing under the laws of the state of its formation and, if it is a foreign entity, it shall be qualified to do business in the state where the Property is located.

I. Financing. In connection with Seller/Lessee’s financing of furnishings, fixtures and equipment (collectively “Equipment”), the Company agrees to subordinate any statutory or common law “landlord’s lien” to which it may be entitled, and agrees to execute any documents requested by any entity providing such financing (the “Lender”) to evidence such subordination, provided that the form and content of any such subordination are reasonably satisfactory to the Company and its counsel. As part of such subordination, the Company agrees to permit such Lender to store equipment at the Property for a period not exceeding sixty (60) days (or the Company may remove such stored equipment at Lender’s expense), or to remove all equipment from the Property following reasonable notice to the Company, provided that Lender restores the Property and repairs all damage caused by such removal.

J. Cross-Default. A payment default in any of Seller/Lessee’s Leases with the Company, with the payment amount in default exceeding $100,000.00, or a series of payment defaults in any of Seller/Lessee’s Leases with the Company where the total payment amount in default exceeds $100,000.00, or any default in any of Seller/Lessee’s Leases with the Company which remains uncured for a period of thirty (30) days or more, shall constitute a default in all other Leases contemplated by this Commitment. In the event of any such default, Company shall be entitled to the default interest rate specified in the applicable leases during the term of any such default, and any of Seller/Lessee’s monies deposited with Company shall be immediately and irrevocably assigned to Company to apply to the obligations in any manner the Company deems necessary. After eighteen (18) months, the maximum amount that may be cross-defaulted under any default described above will be Fifteen Million Dollars ($15,000,000.00). Notwithstanding the foregoing, the cross default provisions of the

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Lease and this paragraph 3J shall not apply to any leases which are subsequently assigned to entities or individuals unrelated to the Company.

K. Reporting. Seller/Lessee shall, during the term of the Lease and any extensions thereto: (i) keep books and records reflecting its financial condition including, but not limited to, the operation of the Property in accordance with generally accepted accounting principles consistently applied; (ii) furnish to the Company within forty-five (45) days after the end of each fiscal quarter of Seller/Lessee an un-audited financial statement of Seller/Lessee and a statement of income and expenses of the Property; (iii) provide, for Seller/Lessee, fiscal year end audited current signed financial statements of Seller/Lessee’s company (including an annual balance sheet, a profit/loss statement, statement of cash flow, debt and lease schedules, and footnotes), within one hundred twenty (120) days after their respective fiscal year ends. The Company shall have the right, from time to time during normal business hours, to examine such books, records and accounts at the offices of Seller/Lessee or other entity as is maintaining such books, records and accounts, and to make such copies or extracts thereof as the Company shall desire. In the event the Company seeks to securitize or otherwise transfer the Lease, then, (upon request of Company) Seller/Lessee agrees to cooperate with Company in providing such information as would be reasonably required for the transaction, including but not limited to income and expense statements for the Property. Landlord shall maintain confidentiality and not disclose such information to third parties except (i) as may be required, in Landlord’s reasonable judgment, for the exercise of Landlord’s rights under this Lease, as may be required by Law; (ii) for disclosure in confidence to prospective lenders or purchasers; or (iii) for purposes of a net lease securitization. Apart from the Seller/Lessee’s obligations under the Lease to pay all taxes, insurance, building maintenance, and other property related costs, the Lease shall contain no other financial tests or covenants.

L. Sale and/or Securitization. The Company reserves the right to assign, transfer, participate, pledge, hypothecate or encumber, or any combination thereof, all or any part of the Company’s interest in this Commitment or any of the collateral and security instruments and documents mentioned herein without Seller/Lessee’s consent. Without limiting the generality of the foregoing, Seller/Lessee acknowledges that this Commitment is being offered by Company as part of an investment sale/lease securitization program. Seller/Lessee agrees to cooperate in good faith with the Company’s reasonable requests relating to the sale or securitization program process and requirements, provided that there shall be no cost, liability or other exposure accruing to the Seller/Lessee, and agrees and acknowledges that all information relating to Seller/Lessee and the Commitment and Lease may be made available by the Company to purchasers of the property or participants in a lease securitization, and Seller/Lessee agrees to assist the Company in completing any documents necessary to accomplish any such transfer and/or securitization transaction. Seller/Lessee hereby authorizes the Company to provide any information regarding Seller/Lessee in all reports required as part of a lease securitization program or by any governmental body regulating the Company.

4. Adverse Conditions. This Commitment shall be contingent upon no material adverse change in the financial condition of Seller/Lessee or the occurrence of any event which may, in the Company’s reasonable judgment, have a material adverse effect upon the Seller/Lessee. The Company’s obligation to fund hereunder is further conditioned on the Company’s receipt, review and verification that there have been no substantive negative changes to the capital structure of Seller/Lessee as previously presented by the Seller/Lessee to Company. In addition, the Company’s obligation hereunder is subject to the ongoing review of Seller/Lessee’s financial statements. To that end, the Company shall have the right to review quarterly un-audited statements of Seller/Lessee, along with any other financial information the Company may reasonably require. Additionally, this

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commitment is also contingent upon there being be no material adverse changes in the Company’s capital markets funding sources.

5. Documents. Company’s counsel will prepare all leases, purchase agreements, and related documents.

6. Required Due Diligence. The Seller/Lessee must submit or cause to be submitted to the Company or the Company shall have otherwise received the following documents or information in form and substance satisfactory to the Company, and the Company will use its best efforts to review such documents and information and to prepare closing documentation in a timely manner. Failure to furnish any of this information in a timely manner will delay the closing. The Company shall have received and approved:

A. The Company shall order an ALTA Owner’s Form of Title Insurance Commitment in the amount of the Purchase Price issued by a National Division Office of LandAmerica Title Insurance Corporation or another title insurance company acceptable to the Company. A fifty (50) year chain of title may also be required by the Company. The title insurance commitment shall provide for extended coverage and any necessary title endorsements required by Company’s counsel, and title shall be subject to no material exceptions, unless approved by the Company prior to closing.

B. The Company shall order and the Seller/Lessee shall pay for an appraisal completed by an appraiser selected by the Company.

C. The Company shall order a current (dated not more than 180 days prior to closing) Phase I environmental assessment report or audit (prepared according to ASTM standards approved by and certified to the Company and its affiliates in accordance with the Company’s certification instructions prepared by an appropriately licensed professional selected and approved by the Company, stating, among other things, that:

(i) There is a low likelihood of the existence on the Property of the presence beyond minimum action levels of petroleum, petrochemical, toxic or other hazardous substances.

(ii) Neither the Property nor any property within a one-half (½) mile radius thereof (that by reason of its elevation or relative groundwater gradient could result in any contaminants migrating to the Property) is identified on any local, state or federal register as a site containing or potentially containing any hazardous waste or toxic material beyond minimum action levels;

(iii) Nothing in the public records discloses a condition or circumstance with respect to the Property which may require or may hereafter require a clean-up, removal or other remedial action or response which could subject an owner of the Property to any damages, penalties, claims, costs, or expenses;

(iv) Based on an actual inspection of the Property and a review of available public records it does not appear that tanks or other facilities (including, but not limited to, petroleum, petrochemical or hazardous waste storage tanks or other facilities) are presently (or have ever been unless removed in accordance with law and with no further action recommended by the applicable governmental authority) located on, under or at the Property.

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December 15, 2003

The firm providing the Phase I report or audit shall deliver to the Company (a) a copy of their errors and omissions liability coverage policy, which shall be in an amount which is not less than Two Million Dollars ($2,000,000.00); (b) a statement describing any pending or threatened litigation against such firm; and (c) a resume of the engineers preparing such report or audit.

D. A copy of the most recent Property real estate tax bill and a copy of the paid receipt therefor.

E. Five (5) copies of a current (within 90 days prior to closing) survey of the Property certified to the Company and/or its affiliates (as directed by the Company) and the title company, which survey was prepared by a registered surveyor acceptable to the title company issuing the title commitment. The survey must show all existing improvements on the Property, all setback lines, all easements and utility lines, and shall reveal no material encroachments, unless waived by the Company.

F. Certificates of insurance evidencing liability casualty insurance coverage in the form and amounts required above.

G. If Seller/Lessee is other than an individual, such documentation as is necessary to evidence the fact that it is validly organized and in good standing under the laws of the state of its formation and that it is authorized to do business in the state where the Property is located, together with such resolutions or approvals as are required for it to enter into this Commitment and to consummate the transactions contemplated hereby.

H. A copy of Seller/Lessee’s equipment financing documents relating to and encumbering the Property, if any, together with a list of all items financed by the equipment lender/lessor.

I. If Seller/Lessee presently owns the Property and the Property has existing improvements, Seller/Lessee shall furnish copies of deeds, closing statements, construction contracts and other information showing Seller/Lessee’s original cost of the Property. If new improvements are to be constructed or if existing improvements are to be renovated on the Property, then Seller/Lessee shall furnish such previously listed information showing the original cost of the Property plus final construction contracts for the construction/renovation of the Property. Such bids are to be submitted on the Company’s form and shall include all impact fees, site development costs, and soft costs. The final general construction contract shall contain provisions for (i) ten percent (10%) retainage, and (ii) contractor’s submission to the Company of all underlying contracts, invoices and releases with or from material-men and sub-contractors.

J. Copies of all necessary governmental permits, licenses and approvals required operate the Property as a Sweet Tomatoes or Souplantation Restaurant (including without limitation, the liquor license (if applicable) and the certificate of occupancy or equivalent, issued by the applicable governmental authority).

K. Such other information or documentation as the Company might request as a prudent purchaser in order to finalize the transactions contemplated hereby and to comply with the requirements of all local, state and federal agencies, and all regulations and laws to which the Company and its affiliates are subject.

7. Opinion of Counsel. As a condition to closing, Company’s counsel shall require the opinions of Seller/Lessee’s counsel, subject to standard exceptions and assumptions, in general

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December 15, 2003

conformity with the form opinions previously provided to Seller/Lessee. With regards to said opinions, the Company shall accept an opinion from the Seller/Lessee’s general counsel, or such counsel as may be designated by the Seller/Lessee, that may be based assumptions and exceptions that permit counsel to offer the opinion for Properties which are located in states where counsel may not be licensed to practice.

8. Closing. At each closing, Seller/Lessee shall execute and/or deliver to the Company all documents, monies, instruments and other items required by this Commitment. The Company’s obligation to close is conditioned upon its receipt and approval of all such documents, monies, instruments and items.

9. Applicable Law. This Commitment shall be construed in accordance with the laws of the State of Florida. It is agreed that time shall be of the essence all terms and provisions of this Commitment.

10. Survival. The terms and conditions of this Commitment shall survive closing with respect to the transaction contemplated herein.

11. Not a Security Arrangement. The parties hereto acknowledge and agree that the contemplated transactions are not intended as a security arrangement or financing by real property, but rather shall be construed for all purposes as true leases.

12. Commitment Period. This Commitment shall expire unless, on or before ten (10) business days from the date of this Commitment set forth above, this Commitment is accepted and returned to the Company together with a refundable Commitment Fee equal to one half of one percent (.5%) of the Commitment amount. Upon the final closing of the transactions contemplated herein the Commitment Fee will be refunded to the Seller/Lessee. If the transactions contemplated herein do not close within the time periods specified in this Commitment due to Seller/Lessee’s failure to comply with the terms of this Commitment, then the Company shall have the option to terminate its obligation hereunder and retain the full amount of Commitment Fee.

13. Brokerage. The Company has not engaged any broker with respect to this Commitment, or the sale of Properties by Seller/Lessee to the Company or the leaseback thereof. In the event any brokerage fee or commission is payable to any person in connection with the transactions contemplated herein, Seller/Lessee shall be responsible for paying such fee(s).

14. Assignment of Commitment. This Commitment is not assignable by Seller/Lessee. The Company may assign this Commitment in whole or part to an affiliate of the Company without Seller/Lessee’s consent.

15. Reporting and Disclosure. The Company acknowledges that this Commitment is being made in conjunction with the acquisition of Garden Fresh Restaurant Co. (Nasdaq: “LTUS”), a publicly traded company, by GF Holdings. The Company also acknowledges that as an SEC reporting company, Garden Fresh Restaurant Co., will be required to make certain public filings and press releases which include or reference this Commitment and consents to such disclosure.

[CONTINUED ON NEXT PAGE]

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December 15, 2003

If this Commitment is acceptable to you, please sign in the space provided below and return one executed original letter to my office. Following receipt of the executed Commitment, I shall instruct our legal counsel to prepare definitive documents consistent with the foregoing terms and conditions. If you have any questions, please do not hesitate to call me.

Very truly yours,

CNL RESTAURANT CAPITAL, LP

By:	/S/ STEVEN D. SHACKELFORD

Steven D. Shackelford Chief Financial Officer

ACCEPTED AND AGREED:

AS TO SELLER/LESSEE

GF HOLDINGS, INC.

By:	/S/ TIMOTHY R. GREENLEAF

Name:	Timothy R. Greenleaf

As its:	Vice Chairman

Date:	December 15, 2003

Mr. Tim Greenleaf - 11

December 15, 2003

Exhibit A

Palm Harbor	$ 2,304,618
Carrollwood	$ 1,945,375
Tampa	$ 2,183,493
Brandon	$ 2,343,193
Arrowhead	$ 2,706,428
Sarasota	$ 2,585,673
Albuquerque - #1	$ 1,635,577
Fort Myers	$ 2,981,796
Overlook	$ 1,358,962
Coral Springs	$ 1,996,982
Barrett	$ 2,594,215
Perimeter	$ 2,651,055
Raleigh	$ 2,011,472
Alpharetta	$ 2,146,427
Aurora	$ 1,921,983
Westminster	$ 2,061,557
Orlando - #1	$ 3,306,722
St. Charles	$ 1,916,707
Foothill Ranch	$ 1,839,362
Albuquerqe - #2	$ 1,042,795
Orange Park	$ 1,153,259
Kansas City	$ 1,312,349

Total	$46,000,000

CENTRE PARTNERS MANAGEMENT LLC

New York	Los Angeles
30 Rockefeller Plaza	11766 Wilshire Blvd. Suite 890
New York, NY 10020	Los Angeles, CA 90025

Telephone (212) 332-5800	Telephone (310) 575-9101
Telefax (212) 332-5801	Telefax (310) 575-9504
www.centrepartners.com

December 15, 2003

Fairmont Capital, Inc.

1290 North Hancock St.

Suite 203B

Anaheim, CA 92807

RE: Garden Fresh Commitment Letter

Gentlemen:

The intent of this letter is to confirm the commitment of Centre Partners Management LLC, on behalf of one or more of its associates (collectively, “Centre”), to provide equity financing to GF Holdings, Inc. (“Parent’) in connection with the merger of GFR Acquisition Company, a wholly-owned subsidiary of Parent (“Sub”), with and into Garden Fresh Corporation (the “Company”), with the Company being the surviving corporation in the Acquisition (the “Acquisition”). The financing described herein will be provided for the purpose of paying a portion of the required consideration in connection with the Acquisition.

This commitment letter (“Commitment Letter”), and Centre’s obligations hereunder, are subject to (unless waived in writing by Centre in its sole discretion) each of the following terms and conditions:

Purchase Price:	Not to exceed $16.35 per common share of the Company.

Investment Structure:

Fairmont and Centre will create a new limited liability company or other pass-through vehicle (“Newco”) formed to hold their combined investment for the Acquisition. The total cash equity investment at closing shall not exceed $24 million.

Fairmont Capital Contribution:	Fairmont shall make a cash contribution to Newco of $1,000,000 immediately prior to the closing of the Acquisition.

Centre Capital Contribution:

Centre shall make cash capital contributions to Newco prior to the closing sufficient to provide the equity capital required to complete the Acquisition less the cash equity contributed by Fairmont, management, the mezzanine lenders and any other investors acceptable to Centre (the “Other Investors”) who are permitted to invest in Newco solely with respect to a minority participation in the equity investment contemplated herein. The maximum amount of cash to be contributed by Centre will be $23 million, which will be reduced by the amount of cash equity contributed by the Other Investors, management and the mezzanine lenders.

Management Capital Contributions:

Management of the Company shall be given the opportunity to make cash capital contributions to Newco (or roll its existing equity position in the Company) (the “Management Contribution”) at the closing pari passu with Centre; provided, however, that Michael Mack’s contribution shall be no less than 7.5% of his after-tax proceeds from the sale of the Company, and the remainder of management will be encouraged to invest similarly.

Management Option Plan:

An option pool representing fifteen percent (15%) of the fully diluted equity capital of Newco will be reserved for management of the Company at the closing. Options representing up to three percent (3%) of the fully diluted equity of Newco will be subject to three year vesting. Options representing up to an additional twelve percent (12%) of the fully diluted equity of Newco will become vested based upon the accomplishment of certain performance criteria. No more than 80% of the option pool (12% of the fully diluted equity of Newco) shall be granted to management at closing; the balance shall be held in reserve.

Board Representation:

Centre and Fairmont shall mutually agree on the size and composition of the Board of Directors of Newco, Parent and the Company. However, in all events Fairmont shall be entitled to appoint two members of such Boards of Directors, and Centre shall have the right to designate the majority of the members of such Boards of Directors.

Exclusivity:

In consideration of the time and resources devoted to date and which will be devoted by Centre and Fairmont prior to the closing, Centre and Fairmont each agrees not to solicit, negotiate or accept any proposal or agreement or otherwise pursue or proceed or assist any third party with respect to an equity investment to be made in connection with the Acquisition (other than management and the mezzanine lenders) unless agreed to in writing by Centre and Fairmont.

Non-Contravention:

Each of Fairmont and Centre represents to the other party that this Commitment Letter does not, and the performance of the obligations hereunder and the transactions contemplated hereby will not, conflict with or result in a breach of any contracts or agreements to which such party is bound.

Confidentiality:

Fairmont shall not provide a copy of this Commitment Letter to, nor discuss its existence or the terms hereof with, any third party (other than the Company), except (a) with the prior written consent of Centre or (b) as may be required pursuant to the Company’s compliance with the reporting requirements under the Securities

2

Exchange Act of 1934 (provided that prior to any disclosure under this clause (b), both parties hereto have been provided with proposed drafts of the pertinent disclosure and have been given reasonable opportunity to comment thereon).

Closing Conditions:	Centre’s obligations hereunder shall be conditioned upon the satisfaction, in Centre’s sole discretion, of the following conditions precedent:

1. Evidence that Parent or the Company has received a minimum of $54 million of funded senior debt at closing, and an additional $10 million of revolver availability (“Senior Debt”), on terms no less favorable to the Company and Parent (as determined in Centre’s discretion) than the terms for the Senior Debt specified in the term sheet annexed to that certain Senior Credit Facilities Commitment Letter, dated December 15, 2003, from Fleet Securities, Inc. and Fleet National Bank;

2. Evidence that the Company has received a minimum of $25 million of subordinated debt (“Subordinated Debt”) on terms no less favorable to the Company (as determined in Centre’s discretion) than the terms for the Subordinated Debt specified in the term sheet annexed to that certain Commitment Letter, dated December 15, 2003, from The Northwestern Mutual Life Insurance Company;

3. Evidence that the Company has received a minimum of $45.4 million of net sale-leaseback financing (“Sale-Leaseback Financing”) on terms no less favorable to the Company (as determined in Centre’s discretion) than the terms for the Sale-Leaseback Financing specified in that certain Commitment Letter, dated December 15, 2003, from CNL Restaurant Capital L.P.;

4. Satisfaction of all conditions to the obligations of the Parent and Sub set forth in Sections 7.1 and 7.2 of the Merger Agreement, dated as of September 29, 2003, by and among the Company, Parent and Sub, as amended from time to time;

5. Centre not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to projections) affecting the Company or the Acquisition that in Centre’s reasonable judgment is inconsistent in a material and adverse manner with information or other matters disclosed to Centre by the Company prior to the date hereof when taken as a whole; and

6. The negotiation, execution and delivery of documentation, satisfactory to Centre and its counsel (each of which documents shall be in full force and effect at the closing), containing provisions customary in transactions of this type.

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Except as otherwise expressly agreed by the parties hereto, this Commitment Letter supersedes all of our prior letters and communications to you regarding the subject matter hereof.

Unless mutually extended by both parties hereto, this Commitment Letter shall terminate on November 8, 2004. This Commitment Letter can be modified only by a written agreement executed by both Centre and Fairmont.

[signature page follows]

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Centre Partners Management LLC	Fairmont Capital, Inc.

/S/ ROBERT A. BERGMANN	/S/ TIMOTHY R. GREENLEAF
Robert A. Bergmann Managing Director	Timothy R. Greenleaf Managing Director